                                TENTH AMENDMENT


                  AGREEMENT made as of April 30, 1998, between GREY ADVERTISING INC., a Delaware corporation with principal offices at 777 Third Avenue, New York, New York 10017 ("Grey"), and Edward H. Meyer, residing at 580 Park Avenue, New York, New York ("Meyer").

                  Meyer is employed by Grey as its President, Chairman of the Board and Chief Executive Officer pursuant to an employment agreement originally executed effective February 9, 1984 and amended from time to time thereafter (such employment agreement, as so amended, being hereinafter referred to as the "Current Agreement").

                  The parties desire to amend the Current Agreement in certain respects.

                  NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

                  1. Capitalized Terms. Capitalized terms used herein, unless otherwise defined herein, have the meaning ascribed to such terms in the Current Agreement.

                  2. Section 6 of the Current Agreement is hereby amended and restated to read as follows:

                           6. Disability If, during the term of this Agreement, Meyer should be unable regularly to perform his duties as required by this Agreement because of Disability, Grey shall nevertheless pay or credit to him, as the case may be in accordance with Grey's prior policies, (i) during the first two years of such Disability (or, if earlier, to the termination date of this Agreement), the Compensation he would have been entitled to pursuant to Section 3 hereof, including but not limited to his full Basic Salary, full bonus (based upon the discretionary bonus awarded to Meyer for the calendar year immediately preceding such Disability), full allocations (i.e., 15% of the total SMIP pool) and payouts under the Senior Management Incentive Plan, credits to the Pension

         Account and the Sub-Account in accordance with Section 4 hereof, and continued health benefits and (ii) during the period (if any) of Disability beginning on the second anniversary of such Disability and ending on the termination date of this Agreement, his full Basic Salary, full allocations (i.e., 15% of the total SMIP pool) and payouts under the Senior Management Incentive Plan, credits to the Pension Account and the Sub-Account in accordance with Section 4 hereof, and continued health benefits, with such amounts being appropriately reduced to reflect partial years. During the entire period of his incapacity, Meyer shall perform such services for Grey as he is reasonably able to perform based upon the nature and extent of his Disability. As used in this Agreement, "Disability" shall mean Meyer's physical or mental incapacity so as to render him incapable of carrying out his duties under this Agreement. To establish a status of Disability as provided in the preceding sentence, there must first be issued in writing a determination of Disability. A determination of Disability may be issued at the initiation of Grey, Meyer or a legal representative of Meyer. A determination of Disability shall be issued upon the written certification of a qualified medical doctor agreed to by Grey and Meyer or, in the event of Meyer's incapacity to designate a doctor, Meyer's legal representative. In the absence of agreement between Grey and Meyer (or his legal representative), each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to the Disability. In the event that either Meyer or Grey shall desire to establish whether Meyer is Disabled, Meyer (or his legal representative) and Grey shall use their respective best efforts to cooperate so that a prompt determination can be reached and Meyer shall make himself available, as reasonably requested by Grey, for examination by a doctor in accordance with this paragraph.

         Notwithstanding the foregoing, (a) if Meyer should be able regularly to perform significant, important or otherwise valuable services in connection with management, operations, administration or client relations of Grey substantially equivalent to half-time employment, then he may elect to continue as Chairman of the Board of Grey and (b) even if Meyer shall not be able to regularly resume any such duties referred to in the first paragraph of this
         Section 6 or assume the duties referred to in this paragraph, he shall be entitled to receive office facilities, assistance and other arrangements as provided in Section 13 hereof.

                  3. Section 4 of the Current Agreement is hereby amended and restated to read as follows:

                           4. Supplemental Pension. (a) Meyer shall, upon termination of his employment with Grey, be entitled to receive a supplemental pension, determined in accordance with the succeeding provisions of this Section 4. As of the date hereof, Grey shall credit to a bookkeeping account for the benefit of Meyer (the "Pension Account") an amount equal to $1,160,000 (less any amounts then required to be withheld by Grey for Medicare or other taxes, unless such amounts are deducted by Grey from amounts otherwise payable to Meyer, which amounts shall be so deducted by Grey to the extent available), and as of the beginning of each month (commencing with May 1998 through and including December 2002), provided Meyer is then employed by Grey, Grey shall credit to the Pension Account an amount equal to $30,000 (less any amounts then required to be withheld by Grey for Medicare or other taxes unless such amounts are deducted by Grey from amounts otherwise payable to Meyer, which amounts shall be so deducted by Grey to the extent available). At the same time, or as soon as practicable thereafter, an amount equal to the amount of such credits shall be transferred by Grey to a sub-account (the "Sub-Account") created under the Trust established by Grey pursuant to the Trust Agreement ("Trust" and "Trust Agreement" shall have the meanings ascribed to such terms in the Amendment and Extension Agreement dated as of March 22, 1995, between Grey and Meyer), and such amounts shall be invested in accordance with the terms of the Trust Agreement. The Pension Account and the Sub-Account shall be debited with amounts representing all losses of and distributions from the Trust attributable to such Sub-Account and shall be credited with all earnings of and deposits to the Trust attributable to such Sub-Account.

                  (b) In the event Meyer's employment with Grey terminates for any reason prior to December 31, 2002, Grey shall pay to Meyer (or, in the case of Meyer's death, to his estate), in a cash lump sum within thirty (30) days following such termination, the balance then held in the Sub-Account. For purposes of this paragraph (b), Meyer's Disability under Section 6 hereof during the term of this Agreement shall not be treated as a termination of employment and, in such event, the balance in the Sub-Account shall be payable in accordance with this paragraph
         (b) upon Meyer's death or in accordance with paragraph (c) below upon the expiration of the term of this Agreement, as applicable.

                  (c) Subject to paragraph (d) below, upon Meyer's retirement from Grey at December 31, 2002, Meyer shall be entitled to receive from Grey a supplemental pension equal to $40,000 per month, payable in cash during the first week of each month commencing January 2003 through and including the month in which occurs Meyer's death (the "payout period"); provided, however, that if the balance in the Sub-Account as of the end of any month within the payout period is less than $300,000 (after taking into account the amounts to be deducted pursuant to paragraph (e) below), then the remaining balance in the Sub-Account shall be paid to Meyer during the first week of the next succeeding month. In the event of Meyer's death prior to full payment of the Sub-Account, Grey shall pay to Meyer's estate in cash, as soon as practicable following Meyer's death, the balance held in the Sub-Account immediately prior to such payment.

                  (d) Upon the occurrence of a Change in Con-trol of Grey (as defined in Section 10(b) of this Agreement) during the payout period, Grey shall pay to Meyer, as soon as practicable following such Change in Control of Grey, the balance held in the Sub-Account immediately prior to such payment.

                  (e) Notwithstanding anything to the contrary contained in this
         Section 4, there shall be deducted from any lump sum payments payable to Meyer (or his estate) or, in the case of monthly payments to Meyer pursuant to paragraph (c) above, there shall be deducted from the final payment(s) which would otherwise be made to Meyer, the sum of the following amounts (such sum being hereinafter referred to as the "Deducted Amount"), except to the extent that the Deducted Amount is or has been deducted by Grey from amounts otherwise payable to Meyer:

                           (1) the costs of the Trust solely attributable to the administration of the Sub-Account, which costs shall be determined by the trustee of the Trust (i) on an annual basis as soon as practicable following the end of each calendar year (commencing with 1998) and (ii) as soon as practicable following Meyer's death or the occurrence of a Change in Control of Grey during the payout period, for the period from the beginning of the calendar year in which occurs Meyer's death or such Change in Control of Grey (as the case may be) to and including the date of any lump sum payments to Meyer or Meyer's estate hereunder.

                           (2) an amount equal to (i) the interest, determined separately from the date of payment of the income tax liabilities referred to below to the date of the lump sum payment or final monthly payment(s) to or in respect of Meyer referred to above (whichever is applicable), on Grey's aggregate income tax liability attributable to net realized earnings on the Sub-Account in excess of seven percent (7%) in any year (based on the average of the balances in the Sub-Account at the beginning of each month in such year, excluding, in the case of 1998, the months of January through April and without regard to any earnings or losses during such year), such amount to be reduced (but not below zero) by (ii) the interest, determined separately from the date Grey realizes a tax benefit in respect of the losses referred to below to the date of the lump sum payment or final monthly payment(s) to or in respect of Meyer referred to above (whichever is applicable), on any tax benefits realized by Grey in respect of net realized losses on the Sub-Account in any year. Interest hereunder shall accrue annually (i.e., shall be determined at the end of each calendar year and at the date of final payment(s) to or in respect of Meyer pursuant to this Section 4) at a rate equal to Grey's returns on short-term cash during such year (or during the period to such final payment date, as the case may be).

                           (3) the aggregate amount paid (in excess of amounts otherwise withheld by Grey in accordance with applicable law from payments due to Meyer) by Grey for Medicare or other similar taxes in respect of net earnings on the Sub-Account in excess of seven percent (7%) in any year (based on the average of the balances in the Sub-Account at the beginning of each month in such year, excluding, in the case of 1998, the months of January through April and without regard to any earnings or losses during such year), plus interest thereon, from the date of payment of such taxes to the date of the lump sum payment or final monthly payment(s) to or in respect of Meyer referred to above, such interest to accrue annually (i.e., to be determined at the end of each calendar year and at the date of final payment to or in respect of Meyer pursuant to this Section 4) at a rate equal to Grey's returns on short-term cash during such year (or during the period to such final payment date, as the case may be).

         As soon as practicable following the end of each calendar year commencing with 1998 (and prior to the final payment(s) to or in respect of Meyer pursuant to this Section 4), Grey shall provide to Meyer a written statement setting forth in reasonable detail the computation of the Deducted Amount as of the end of such year (or as of the date of such final payment(s)), including any changes from the Deducted Amount set forth in the immediately preceding written statement provided hereunder. To the extent that the funds in the Sub-Account at any time are less than the Deducted Amount, then any shortfall shall be paid to Grey by Meyer (or his estate) as soon as practicable following determination of such shortfall.

                  (f) The obligations of Grey hereunder shall constitute general obligations and all payments shall be made from general assets and property of Grey; provided, however, that it is expressly understood that Grey's obligations under this Section 4 shall be limited to the funds held in the Trust and reflected in the Sub-Account, as debited and credited in accordance with this Section 4, and that Grey shall have no obligation to pay amounts other than from such funds. Nothing contained herein shall give Meyer any rights which are greater than those of a general creditor of Grey nor create or be construed to create a trust or fiduciary relationship of any kind.

                  4. Status of Current Agreement. This Amendment shall be effective as of day and year first above written, and, except as set forth herein, the Current

Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


                  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.



                                                     GREY ADVERTISING INC.


                                                     By /s/Steven G. Felsher
                                                           --------------------

                                                        /s/Edward H. Meyer
                                                           --------------------
                                                           Edward H. Meyer